THERMACELL TECHNOLOGIES, INC. AND SUBSIDIARY

                      COMPUTATION OF EARNINGS PER COMMON SHARE

                                                     For the Periods Ended
                                               September 30,     November 30,
                                             ----------------   ----------------
                                                  1997               1996
                                             ----------------   ----------------

Shares  outstanding:                           3,021,139            869,899
Weighted average shares outstanding            2,217,106            771,154
Net loss                                     $(1,037,730)       $(1,033,553)

Net loss per share                           $     (0.47)       $     (1.34)